As filed with the Securities and Exchange Commission on April 1, 2010
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMEROS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1663741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Address of principal executive offices) (Zip Code)

2008 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Gregory A. Demopulos, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
(Name and address of agent for service)
(206) 676-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Share	Price	Fee
Common Stock, $0.01 par value per share — To be issued under the 2008 Equity Incentive Plan	1,064,279 (2)	$5.94 (3)	$6,321,818	$450.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock available for issuance under the 2008 Equity Incentive Plan as a result of provisions in that plan that allow for automatic annual increases of the number of shares of Common Stock available for issuance under such plan.

(3)	Offering prices of awards that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $5.94 per share, the average of the high and low prices of the Common Stock of the Registrant as reported on The NASDAQ Global Market on March 29, 2010.

OMEROS CORPORATION
REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E
          This Registration Statement registers additional shares of our Common Stock to be issued pursuant to our 2008 Equity Incentive Plan. Accordingly, unless noted herein, the contents of our previous Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on October 29, 2009 (File No. 333-162732), including periodic reports that we filed after that Form S-8 to maintain current information about us, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed with the SEC are hereby incorporated by reference:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 31, 2010.

(b)	The description of our Common Stock contained in our registration statement on Form 8-A (No. 001-34475) filed with the SEC on September 30, 2009 pursuant to Section 12(b) of the Act, including any amendments or reports filed for the purpose of updating such description.
          All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
          Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). A member of WSGR beneficially holds an aggregate of 1,568 shares of the Registrant’s Common Stock, which represents less than one percent of the Registrant’s outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.
          The Registrant’s amended and restated articles of incorporation contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Washington law. Consequently, no director will be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duties as a director, except liability for:
•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful distributions; or

•	any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.
          The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Washington law. Any repeal of or modification to the Registrant’s amended and restated articles of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. The Registrant’s amended and restated bylaws also provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Washington law.
          The Registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.
          The limitation of liability and indemnification provisions contained in the Registrant’s amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit Title

4.1	Amended and restated articles of incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).
4.2	Amended and restated bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Exhibit
Number	Exhibit Title
99.1	2008 Equity Incentive Plan (incorporated by reference from Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).
99.2	Form of Stock Option Award Agreement under the 2008 Equity Incentive Plan (to be used for awards granted on or after October 7, 2009) (incorporated by reference from Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).
Item 9. Undertakings.
     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “1933 Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on April 1, 2010.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
          That each person whose signature appears below constitutes and appoints Gregory A. Demopulos, M.D. as his attorney-in-fact, with full power of substitution, for him in any and all capacities to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Demopulos	President, Chief Executive Officer and Chairman of the	April 1, 2010
Gregory A. Demopulos, M.D.	Board of Directors (Principal Executive, Financial and Accounting Officer)

/s/ Ray Aspiri

Ray Aspiri	Director	April 1, 2010

/s/ Thomas J. Cable		April 1, 2010

Thomas J. Cable	Director

/s/ Peter A. Demopulos		April 1, 2010

Peter A. Demopulos, M.D.	Director

/s/ Leroy E. Hood		April 1, 2010

Leroy E. Hood, M.D., Ph.D.	Director

/s/ Daniel K. Spiegelman		April 1, 2010

Daniel K. Spiegelman	Director

/s/ Jean-Philippe Tripet		April 1, 2010

Jean-Philippe Tripet	Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

4.1	Amended and restated articles of incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).
4.2	Amended and restated bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
99.1	2008 Equity Incentive Plan (incorporated by reference from Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).
99.2	Form of Stock Option Award Agreement under the 2008 Equity Incentive Plan (to be used for awards granted on or after October 7, 2009) (incorporated by reference from Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148572), filed on April 1, 2008).